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EXHIBIT 14


                                             CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees of Kobren Insight Funds:

RE:      Kobren Growth Fund
         Kobren Moderate Growth Fund
         Kobren Conservative Allocation Fund

We hereby consent to the to the reference to our Firm under the caption "Experts" in the Prospectus' of the above referenced funds included in the Registration Statement on Form N-14 under the Securities Act of 1933, as amended, of Kobren Insight Funds. We further consent to the incorporation by reference of our report dated February 5, 1999 on our audit of the financial statements and financial highlights of the above referenced funds as of December 31, 1998 in the Statement of Additional Information.




PricewaterhouseCoopers LLP



Boston, Massachusetts
May 7, 1999